AMENDMENT NUMBER ONE
to the

POOLING AND SERVICING AGREEMENT
SACO I TRUST 2006-9,

Dated as of August 1, 2006

among

BEAR STEARNS ASSET BACKED SECURITIES I LLC,
as Depositor,

EMC MORTGAGE CORPORATION,
as Seller and Company,

LASALLE BANK NATIONAL ASSOCIATION,
as Master Servicer and Securities Administrator,

and

CITIBANK, N.A.,
as Trustee

This AMENDMENT NUMBER ONE is made and entered into this 5th day of December, 2006, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”) and as company (in such capacity, the “Company”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”), and CITIBANK, N.A., a national banking association, as trustee (the “Trustee”), in connection with the Pooling and Servicing Agreement, dated as of August 1, 2006, among the above-mentioned parties (the “Agreement”), and the issuance of Mortgage-Backed Certificates, Series 2006-9. This amendment is made pursuant to Section 12.01 of the Agreement.

1.     Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.     Section 5.01 of the Agreement is hereby amended by deleting the last sentence of the first paragraph of Subsection 5.01(b) in its entirety and replacing it with the following:

The Company shall deposit or cause to be deposited into the Protected Account on a daily basis within two Business Days of receipt and identification, except as otherwise specifically provided herein, the following payments and collections remitted by subservicers or received by it in respect of the EMC Mortgage Loans subsequent to the Cut-off Date (other than in respect of principal and interest due on the EMC Mortgage Loans on or before the Cut-off Date) and the following amounts required to be deposited hereunder:

3.     Section 5.01 of the Agreement is hereby amended by deleting the second paragraph of Subsection 5.01(b) in its entirety and replacing it with the following:

The foregoing requirements for deposit by the Company into the Protected Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption fees, if collected, need not be deposited by the Company. In the event that the Company shall deposit any amount not required to be deposited and not otherwise subject to withdrawal pursuant to Section 5.02, it may at any time withdraw or direct the institution maintaining the Protected Account, to withdraw such amount from the Protected Account, any provision herein to the contrary notwithstanding. Such withdrawal or direction may be accomplished by delivering written notice thereof to the institution maintaining the Protected Account, that describes the amounts deposited in error in the Protected Account. The Company shall maintain adequate records with respect to all withdrawals made pursuant to this Section. Reconciliations will be prepared by the Company for the Protected Account within 45 calendar days after the bank statement cut-off date. All funds deposited in the Protected Account shall be held in trust for the Certificateholders until withdrawn in accordance with Section 5.02.

4.     Section 5.05 of the Agreement is hereby amended by deleting the first paragraph of Subsection 5.05(a) in its entirety and replacing it with the following:

The Master Servicer shall enforce the obligation of the Company and the related Servicers to establish and maintain a Protected Account in accordance with this Agreement and the Servicing Agreements, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within two Business Days (or as of such other time specified in the Servicing Agreements) of receipt and identification all collections of principal and interest on any Mortgage Loan and with respect to any REO Property received by the Company or the related Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries, and advances made from the Company’s or such Servicer’s own funds (less servicing compensation as permitted by this Agreement or the related Servicing Agreement) and all other amounts to be deposited in the Protected Accounts. Each of the Company and the related Servicers is hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in this Agreement or any Servicing Agreement, the Protected Account shall be held in a Designated Depository Institution and segregated on the books of such institution in the name of the Company or Servicer, as applicable on behalf of the Trustee for the benefit of Certificateholders.

5.     Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Depositor, the Seller, the Company, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

EMC MORTGAGE CORPORATION, as Seller and Company

By:	/s/ Sue Stepanek
Name:	Sue Stepanek
Title:	Executive Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator

By:	/s/ Rita Lopez
Name:	Rita Lopez
Title:	Vice President

CITIBANK, N.A., as Trustee

By:	/s/ John Hannon
Name:	John Hannon
Title:	Vice President